Exhbitit 99.1

News Release	FOR IMMEDIATE RELEASE
Lyndhurst, New Jersey, June 5, 2007

Contacts:	Laure Park (Investor Relations):	(201) 393-5030
	Gary Samuels (Media Relations):	(201) 393-5700

QUEST DIAGNOSTICS INCORPORATED ANNOUNCES PRICING AND RECEIPT OF REQUISITE CONSENTS FOR CASH TENDER OFFER AND CONSENT SOLICITATION FOR THE 10½% SENIOR SUBORDINATED NOTES DUE 2013 OF AMERIPATH, INC.

LYNDHURST, N.J., June 5, 2007 — Quest Diagnostics Incorporated (NYSE:DGX), the nation’s leading provider of diagnostics testing, information and services, announced today the determination of pricing in connection with its cash tender offer and consent solicitation for any and all of the outstanding $350,000,000 principal amount 10½% Senior Subordinated Notes due 2013 (the “Notes”) (CUSIP Nos. 03071D AC 3 and 03071D AA 7) of AmeriPath, Inc. (“AmeriPath”).

The tender offer and the related consent solicitation to amend the indenture pursuant to which the Notes were issued are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 21, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. The tender offer will expire at midnight, New York City time, on Monday, June 18, 2007 (the “Expiration Time”) unless extended by Quest Diagnostics.

The total consideration for the Notes was determined as of 2:00 p.m., New York City time, on June 4, 2007, using the bid-side yield on the 4.625% U.S. Treasury Note due March 31, 2008 (the “Reference Security”) as displayed on the Bloomberg Government Pricing Monitor Page PX3 plus 50 basis points, minus accrued and unpaid interest to, but not including, the Early Settlement Date (defined below). The yield on the Reference Security was 5.089% and the tender offer yield was 5.589% . Accordingly, the total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to the Consent Deadline is

$1,088.58 (the “Total Consideration”). The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes, which will be payable only in respect of the Notes purchased that were validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on June 4, 2007 (the “Consent Deadline”). Holders who tender their Notes after the Consent Deadline and at or prior to the Expiration Time will not be eligible to receive the consent payment, and accordingly will only be eligible to receive an amount equal to the Total Consideration less the consent payment (the “Tender Offer Consideration”). Holders whose Notes are accepted for payment will also be paid accrued and unpaid interest from the most recent interest payment date to, but not including, the applicable Settlement Date. For the purposes of calculating the Total Consideration and the Tender Offer Consideration pursuant to the terms of the tender offer, the Early Settlement Date is June 8, 2007, which is the date that Quest Diagnostics expects to settle the purchase of Notes which have been validly tendered and not withdrawn on or prior to the Consent Deadline.

In addition, Quest Diagnostics announced that approximately $348.0 million of outstanding Notes, or approximately 99.4% of the aggregate principal amount of Notes outstanding, had been validly tendered and not withdrawn at or prior to the Consent Deadline. Accordingly, Quest Diagnostics has received the requisite consents to adopt the proposed amendments to the Indenture governing the Notes pursuant to the consent solicitation. The amendments to the Indenture contained in such supplemental indenture become effective upon execution of the supplemental indenture but will not become operative until the date on which all Notes validly tendered prior to the Consent Deadline and not withdrawn at or prior to the Consent Deadline are accepted for purchase on the Early Settlement Date pursuant to the Offer to Purchase.

Morgan Stanley & Co. Incorporated is acting as Dealer Manager for the tender offer and consent solicitation. The Information Agent and Depositary is Global Bondholder Services Corporation. Persons with questions regarding the tender offer and consent solicitation should contact Morgan Stanley & Co. Incorporated at (212) 761-5384 (attn: Tate Forrester). Questions concerning the procedures for tendering Notes or requests for the Offer to Purchase should contact the information agent, Global Bondholder Services Corporation, at (866) 804-2200.

None of Quest Diagnostics, AmeriPath, the Dealer Manager, the Information Agent and the Depositary or the trustee for the notes makes any recommendation as to whether or not the holders of notes should tender their notes pursuant to the tender offer and provide consents to the proposals.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.questdiagnostics.com.

This communication contains certain forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements concerning the proposed acquisition, are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Certain of these risks and uncertainties may include, but are not limited to the risks and uncertainties described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.